                                                                    NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

       FOR IMMEDIATE RELEASE

       Contact: Christopher J. Eperjesy
       (262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2010
THIRD-QUARTER FINANCIAL RESULTS

● Financial Results Continue to Improve Sequentially
● Year-to-Date Cash Flow from Operations Reaches $23,114,000
● Total Debt Down 15.6% to $35,100,000 from Fiscal 2010 Second Quarter
● Sequential Improvements Expected to Continue in Fiscal 2010 Fourth Quarter

RACINE, WISCONSIN—April 20, 2010—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2010 third quarter ended March 26, 2010.

Sales for the fiscal 2010 third quarter were $60,977,000, compared to $69,292,000 for the fiscal 2009 third quarter and $55,186,000 for the fiscal 2010 second quarter. Year-to-date, sales were $163,220,000, compared to $223,562,000 for the fiscal 2009 nine months. While down year-over-year, sales continue to show sequential quarterly improvements, as a result of strengthening demand from customers in the oil and gas market and continued demand from the airport, rescue and fire fighting (ARFF), land- and marine-based military, and Asian-Pacific commercial marine markets.  These market improvements continue to be offset by weakness in the Company’s mega yacht market.

Gross margin, as a percentage of fiscal 2010 third-quarter sales, was 27.1 percent, compared to 27.6 percent in last year's comparable period and 26.8 percent in the fiscal 2010 second quarter. Gross margins have continued to improve sequentially throughout fiscal 2010 as a result of increased sales volumes and a slight improvement in the mix of business.  Year-to-date, gross profit, as a percentage of sales, was 25.1 percent, compared to 27.8 percent for the fiscal 2009 nine months.

For the fiscal 2010 third quarter, marketing, engineering and administrative (ME&A) expenses, were $14,555,000, compared to $14,517,000 for the same period last year.  In the prior year's fiscal third quarter, there was a $733,000 reversal of corporate bonus expense that reduced ME&A expenses in the prior year.  In addition, year-over-year changes for the quarter in foreign exchange rates had a net translation effect of increasing ME&A expenses by $484,000 in the third fiscal quarter of 2010 versus the comparable period a year ago.  As a percentage of sales, ME&A expenses were 23.9 percent, compared to 21.0 percent for the fiscal 2009 third quarter, and 27.0 percent for the fiscal 2010 second quarter.  Year-to-date ME&A expenses have decreased $5,615,000, or 11.7 percent to $42,228,000, or 25.9 percent of sales, compared to $47,843,000, or 21.4 percent of sales, for the fiscal 2009 nine months, as a result of previously announced cost reduction initiatives.  In addition, year-over-year changes for the first nine months in foreign exchange rates had a net translation effect of increasing ME&A expenses by $1,033,000 in the first nine months of fiscal 2010 versus the comparable period a year ago.

Other income of $433,000 and $236,000 for the three and nine months ended March 26, 2010, respectively, improved from other expense of $1,049,000 and $37,000 for the comparable periods in the prior year.  This improvement is due primarily to favorable foreign currency movements from period to period.

The effective tax rate for the nine months ended March 26, 2010 was 52.4% compared to 29.2% for the nine months ended March 27, 2009. The increase in fiscal 2010 is the result of the magnified impact of foreign non-deductible expenses on the current year rate. While these non-deductible expenses have remained relatively constant year over year, they are a larger percentage of the current year projected foreign earnings which results in a greater impact to the current year effective tax rate. The effective tax rate for the three months ended March 26, 2010 was 14.0% compared to 11.8% for the three months ended March 27, 2009. The effective tax rate for the third quarter was reduced by the impact of applying the new annualized effective tax rate to the losses recorded in the first six months of fiscal 2010. The prior year rate of 11.8% was reduced by foreign tax credits and favorable adjustments following the filing of the prior year tax return.

Net earnings for the fiscal 2010 third quarter was $1,451,000, or $0.13 per diluted share, compared to net income of $2,850,000, or $0.26 per diluted share for the fiscal 2009 third quarter and a net loss of $490,000, or $0.04 per share for the fiscal 2010 second quarter. Year-to-date, the Company reported a net loss of $1,443,000, or $0.13 per share, compared to net income of $8,748,000, or $0.78 per diluted share for the fiscal 2009 nine months.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $4,800,000 for the fiscal 2010 third quarter, compared to $6,292,000 for the fiscal 2009 third quarter and EBITDA of $2,270,000 for the fiscal 2010 second quarter. For the fiscal 2010 nine months, EBITDA was $6,262,000, compared to $21,532,000 for the fiscal 2009 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Our results have turned the corner and we expect this improving trend will continue.  On all levels of the Company I am proud of the operating plan we created and continue to execute, despite a difficult economic environment.  After several quarters of low activity, the oil and gas market has begun to pick up, driven by higher energy prices and we are well positioned to benefit from a recovery in oil and gas production.  In addition to our optimism for the oil and gas market, we see continuing demand for our products from ARFF, legacy land-based military and military patrol boat markets at the pace we experienced throughout the first nine months of fiscal 2010.  While we expect challenges to remain in other of our markets, specifically, the mega yacht and pleasure craft markets, there are many reasons for us to be encouraged, especially as our financial position continues to strengthen.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Working capital improvements, combined with strong operating cash flows and improving operating results are continuing to benefit our financial position.  Year-to-date, we have generated $23,114,000 in cash from operations, reduced total debt by 30.9 percent to $35,100,000, and improved our cash position 9.6 percent to $14,533,000.  The net reduction in working capital, excluding cash and debt, and other, for the nine months ended March 26, 2010 was $16,827,000 – a $3,054,000 improvement from the end of the fiscal 2010 second quarter.  Furthermore, the improvements in working capital and cash from operations allowed us to reduce total debt by 15.6 percent, or $6,511,000 from the end of the fiscal 2010 second quarter.  Total debt to total capital now stands at 25.2 percent, compared to 32.0 percent at June 30, 2009 and 33.2 percent at March 27, 2009.  We are optimistic that our balance sheet will continue to strengthen for fiscal 2010.”

Mr. Batten concluded: “Our six-month backlog at March 26, 2010 was $72,786,000 compared to $60,583,000 at June 30, 2009 and $70,038,000 at December 25, 2009.  Our backlog continues to strengthen as order rates from customers in the oil and gas market are increasing and we expect sequential improvements to continue for the fiscal 2010 fourth quarter.  We continue to be encouraged about our long-term business prospects resulting from our world-class new product offerings, global customer service and significantly improving financial position.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, April 20, 2010.  To participate in the conference call, please dial 877-941-4776 five to 10 minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time April 20, 2010 until midnight April 27, 2010. The number to hear the teleconference replay is 800-406-7325.  The access code for the replay is 4282461.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Nine Months Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009

Net sales	$60,977	$69,292	$163,220	$223,562
Cost of goods sold	44,472	50,141	122,182	161,386
Gross profit	16,505	19,151	41,038	62,176

Marketing, engineering and
administrative expenses	14,555	14,517	42,228	47,843
Interest expense	639	526	1,821	1,837
Other (income) expense, net	(433)	1,049	(236)	37
	14,761	16,092	43,813	49,717

Earnings (loss) before income taxes
and noncontrolling interest	1,744	3,059	(2,775)	12,459
Income taxes	244	362	(1,454)	3,639
Net earnings (loss)	1,500	2,697	(1,321)	8,820
Less: Net (earnings) loss attributable to
noncontrolling interest, net of tax	(49)	153	(122)	(72)
Net earnings (loss) attributable to Twin Disc	$1,451	$2,850	$(1,443)	$8,748

Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc common shareholders	$0.13	$0.26	$(0.13)	$0.79
Diluted earnings (loss) per share attributable to Twin Disc common shareholders	$0.13	$0.26	$(0.13)	$0.78

Weighted average shares outstanding data:
Basic shares outstanding	11,065	11,006	11,062	11,127
Diluted shares outstanding	11,150	11,041	11,062	11,197

Dividends per share	$0.07	$0.07	$0.21	$0.21

Comprehensive (loss) income:
Net earnings (loss)	$1,500	$2,697	$(1,321)	$8,820
Adjustment for amortization of net actuarial loss and prior service cost, net of tax	$488	$470	$1,405	$1,412
Foreign currency translation adjustment	(7,124)	(1,004)	(1,209)	(19,574)
Comprehensive (loss) income	(5,136)	2,163	(1,125)	(9,342)
Comprehensive (income) loss attributable to noncontrolling interest	(49)	153	(122)	(72)
Comprehensive (loss) income attributable to Twin Disc	$(5,185)	$2,316	$(1,247)	$(9,414)

RECONCILIATION OF CONSOLIDATED NET EARNINGS (LOSS) TO EBITDA (In thousands; unaudited)
	Three Months Ended		Nine Months Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009
Net earnings (loss) attributable to Twin Disc	$1,451	$2,850	$(1,443)	$8,748
Interest expense	639	526	1,821	1,837
Income taxes	244	362	(1,454)	3,639
Depreciation and amortization	2,466	2,554	7,338	7,308
Earnings before interest, taxes, depreciation and amortization	$4,800	$6,292	$6,262	$21,532

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 26,	June 30,
	2010	2009
ASSETS
Current assets:
Cash	$14,533	$13,266
Trade accounts receivable, net	42,211	53,367
Inventories, net	79,083	92,331
Deferred income taxes	5,413	6,280
Other	7,298	8,677

Total current assets	148,538	173,921

Property, plant and equipment, net	61,059	65,799
Goodwill, net	17,228	17,509
Deferred income taxes	14,053	14,386
Intangible assets, net	7,039	7,855
Other assets	6,309	6,095

TOTAL ASSETS	$254,226	$285,565

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,978	$4,421
Accounts payable	22,949	24,864
Accrued liabilities	28,784	40,967

Total current liabilities	55,711	70,252

Long-term debt	31,122	46,348
Accrued retirement benefits	60,754	60,241
Other long-term liabilities	2,498	899

Total liabilities	150,085	177,740

Equity:
Twin Disc Shareholders’ Equity: Common shares authorized: 30,000,000; issued: 13,099,468; no par value	10,592	13,205
Retained earnings	146,462	150,257
Accumulated other comprehensive loss	(26,082)	(26,218)

	130,972	137,244
Less treasury stock, at cost (1,907,642 and 2,070,124 shares, respectively)	27,690	30,256
Total Twin Disc shareholders' equity	103,282	106,988

Noncontrolling interest	859	837
Total equity	104,141	107,825

TOTAL LIABILITIES AND EQUITY	$254,226	$285,565

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Nine Months Ended
	March 26, 2010	March 27, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(1,321)	$8,820
Adjustments to reconcile net (loss) earnings to cash provided by operating activities:
Depreciation and amortization	7,338	7,308
Other non-cash changes, net	270	345
Net change in working capital, excluding cash and debt, and other	16,827	(15,830)
Net cash provided by operating activities	23,114	643

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(2,791)	(6,631)
Other, net	(263)	1,167
Net cash used by investing activities	(3,054)	(5,464)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	89	1,779
Payments of notes payable	(531)	(881)
(Payments) proceeds from long-term debt	(15,244)	7,939
Proceeds from exercise of stock options	80	110
Purchase of treasury stock	-	(1,813)
Dividends paid to shareholders	(2,352)	(2,333)
Dividends paid to noncontrolling interest	(160)	(143)
Other	(466)	(252)
Net cash (used) provided by financing activities	(18,584)	4,406

Effect of exchange rate changes on cash	(209)	(1,729)

Net change in cash and cash equivalents	1,267	(2,144)

Cash and cash equivalents:
Beginning of period	13,266	14,447

End of period	$14,533	$12,303

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